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                                   EXHIBIT 16

January 4, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

         This is to confirm that the Client-Auditor relationship between Starmed Group, Inc. And William D. Lindberg, Certified Public Accountant, has ceased.

I have read Item 4 of the Report on form 8-K of StarMed Group, Inc. and I agree with statements contained therein as they relate to me as the auditor.

Very truly yours,

William D. Lindberg,
Certified Public Accountants



By: /s/ William D. Lindberg